TRIMAS REPORTS THIRD QUARTER 2022 RESULTS
BLOOMFIELD HILLS, Michigan, October 27, 2022 - TriMas (NASDAQ: TRS) today announced financial results for the third quarter ended September 30, 2022.
TriMas Highlights
•Increased third quarter net sales in TriMas' Specialty Products group by 14.5%
•Launching a new fully-recyclable PET injection blow-molded jar with a closure system for personal care applications within TriMas Packaging
•Continued strong order backlog within TriMas' Specialty Products group, while order backlog increased within TriMas Aerospace
•Favorably settled cross-currency swaps for pre-tax cash proceeds of $26 million
•Repurchased more than one million shares of outstanding common stock during the first nine months of 2022, reducing net shares outstanding by approximately 2.0%
Third Quarter 2022
TriMas reported third quarter 2022 net sales of $218.5 million, a decrease of 1.7% compared to $222.4 million in third quarter 2021, as organic growth in TriMas' Specialty Products group and acquisition-related sales were more than offset primarily by lower demand for TriMas Packaging's products used in certain consumer goods applications and the impact of unfavorable currency exchange, as well as the planned reduction in TriMas Aerospace special stocking orders, which were predominantly fulfilled in 2021. The Company reported operating profit of $21.0 million in third quarter 2022, compared to $30.8 million in third quarter 2021. Adjusting for Special Items(1) primarily related to realignment and acquisition-related costs, third quarter 2022 adjusted operating profit was $21.6 million, compared to $31.6 million in the prior year period. During third quarter 2022, the favorable impacts of pricing initiatives and a $4.8 million pre-tax gain from a property divestiture were more than offset by the impact of lower sales and related under-absorbed costs, less favorable product sales mix, continued inflationary pressure on input costs, as well as production inefficiencies from supply chain and labor constraints.
The Company reported third quarter 2022 net income of $13.3 million, or $0.32 per diluted share, compared to $19.6 million, or $0.45 per diluted share, in third quarter 2021. Adjusting for Special Items(1), third quarter 2022 adjusted net income(2) was $13.6 million, a decrease compared to $20.5 million in third quarter 2021, primarily as a result of lower operating profit in third quarter 2022. Third quarter 2022 adjusted diluted earnings per share(2) was $0.40, as compared to $0.57 in the prior year period.
"During the third quarter, TriMas, like many companies, was not immune to the impacts of inflationary effects, supply chain and labor constraints, and an extremely dynamic demand environment," said Thomas Amato, TriMas President and Chief Executive Officer. "As we progressed through the quarter, our TriMas Packaging group experienced abrupt demand reductions to our normally strong seasonal sales period, as several of our larger consumer goods customers chose to rebalance inventories. We continue to work collaboratively with our customers as they assess their longer-range demand needs in this economic environment, while taking operational actions where practical. For example, through the use of Kaizen and manufacturing footprint planning, we identified two properties where we were able to unlock value for the company to supplement our cash earnings during the second half of 2022."
"Despite the macroeconomic uncertainty, given our strong balance sheet, we are continuing to pursue attractive bolt-on acquisitions, deploy capital to drive future growth through new innovations and add capacity in areas where demand remains robust. As we enter the final quarter of the year, I am confident in our team’s ability to navigate dynamic global economic challenges and drive long-term growth. To date, our proactive operational and treasury actions have enabled TriMas to be well-positioned for unprecedented market periods, enabling our continued focus on our long-range objectives. Despite certain deferred demand for some of our key product lines, we remain confident that TriMas’ diversified end market model, low leverage and interest expense, and cash generation profile, will provide value creating opportunities for our shareholders, even in challenging periods," Amato concluded.

Financial Position
Through the third quarter of 2022, the Company repurchased 1,004,154 shares of its outstanding common stock for $30.0 million, or a net reduction of approximately 2.0% of outstanding shares. As of September 30, 2022, $112.7 million remained available under the Company's repurchase authorization. During third quarter 2022, TriMas also paid a quarterly cash dividend of $0.04 per share of TriMas Corporation stock on August 11, 2022.
TriMas ended third quarter 2022 with $378.3 million of cash and aggregate availability under its revolving credit facility, $80.3 million of cash on hand and a leverage ratio of 2.0x as defined in the Company's credit agreement. TriMas reported total debt of $394.5 million and Net Debt(3) of $314.2 million as of September 30, 2022.
The Company reported net cash provided by operating activities of $19.0 million for third quarter 2022, compared to $35.1 million in third quarter 2021. As a result, the Company reported Free Cash Flow(4) of $15.4 million for third quarter 2022 compared to $24.7 million in third quarter 2021, primarily due to the Company's proactive investment in raw materials and purchased inventory components to ensure continuity of supply. Please see Appendix I for further details.
Third Quarter Segment Results
TriMas' Packaging segment represents approximately 61% of TriMas' September 30, 2022 LTM sales. Net sales for the third quarter decreased 6.0%, including 4.4% of unfavorable currency exchange, compared to the year ago period, as sales from recent acquisitions were more than offset by deferred demand, most notably for dispenser-related product lines for the personal care and home care submarkets. Third quarter operating profit and the related margin percentage declined, as a result of the lower sales levels and related absorption of costs, less favorable product sales mix, and higher energy and other inflationary costs.
TriMas' Aerospace segment represents approximately 21% of TriMas' September 30, 2022 LTM sales. Net sales for the third quarter decreased 2.3% compared to the year ago period, as the impact of increased aerospace production demand and acquisition-related sales was more than offset by the planned reduction in special stocking orders, which were predominantly fulfilled in 2021. Third quarter operating profit and the related margin increased, primarily as a result of a gain from a property divestiture completed during third quarter 2022, more than offsetting the impact of continued production inefficiencies from supply chain constraints and labor shortages, increased input costs, as well as the favorable impact of the 2021 higher margin special stocking orders. During the period, demand increased within TriMas Aerospace commensurate with increased market demand for aerospace and defense applications, adding to the sales backlog.
TriMas' Specialty Products segment represents approximately 18% of TriMas' September 30, 2022 LTM sales. Third quarter net sales increased 14.5% compared to the year ago period, primarily due to higher demand for steel cylinders used in construction and HVAC applications, as well as increased sales of engines, compressors and replacement parts for stationary power generation units and applications for natural gas and crude oil extraction as a result of higher crude and natural gas pricing, and increased oil-field activity in North America. Third quarter operating profit increased slightly, while the related margin percentage decreased, as earnings generated on higher sales were offset by higher steel and inflationary costs.
Outlook
The Company is revising its full year 2022 outlook originally provided on March 1, 2022, due to macro-economic challenges that intensified during the third quarter. The Company is now expecting to generate full year 2022 adjusted diluted earnings per share(2) in the range of $2.10 to $2.18, based on consolidated annual sales growth of 3% to 5% compared to 2021. In addition, the Company now expects 2022 Free Cash Flow(3) to be greater than 80% of net income. While not included in TriMas’ definition of Free Cash Flow(3), the Company expects to generate approximately $55 million in gross cash proceeds in 2022 from the divestiture of two properties and the settlement of cross-currency swaps, all of which are considered investing cash flow activities.
"As we entered third quarter, we expected that our TriMas Packaging group's order activity would begin to accelerate as a result of the normal holiday selling season," commented Amato. "Instead, third quarter demand fell abruptly from the levels experienced during the first half of 2022, as several of our major consumer goods customers became more cautious in ordering due to the current macro-economic environment and their already ample inventories. Therefore, we are revising our outlook, which includes taking actions to supplement our cash earnings, such as the proactive divestiture of two properties, yielding pre-tax gains of approximately $5 million in third quarter and $17 million in October 2022. We believe the demand challenges we are facing are temporary in nature; however, if conditions persist, we will take flexing actions to mitigate effects, as we have successfully navigated market shocks previously. We remain optimistic about our long-term prospects in each of our end markets."
The above outlook includes the impact of all announced acquisitions, but excludes any additional future direct or indirect impacts that may result from additional supply or labor constraints related to the COVID pandemic or other factors, the geopolitical risks related to the ongoing conflict in Eastern Europe or further direct or indirect effects from high inflationary rates. All of the above amounts considered as 2022 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)
Conference Call Information
TriMas will host its third quarter 2022 earnings conference call today, Thursday, October 27, 2022, at 10 a.m. ET. The call-in number is (888) 254-3590. Participants should request to be connected to the TriMas third quarter 2022 earnings conference call (Confirmation Code 3906527). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 3906527) beginning October 27, 2022, at 3 p.m. ET through November 3, 2022, at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; general economic and currency conditions; inflationary pressures on our supply chain, including raw material and energy costs, and customers; interest rate volatility; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of our subcontractors and suppliers; supply constraints, including the availability and cost of raw materials; market demand; intellectual property factors; litigation; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters and public health crises; the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimascorp.com under the “Investors” section.
(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2)     The Company defines adjusted diluted earnings per share as net income (per GAAP), plus or minus the after-tax impact of Special Items(2), plus the after-tax impact of non-cash acquisition-related intangible asset amortization expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
(4)     The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,500 dedicated employees in 13 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.
Contact
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	September 30, 2022	December 31, 2021
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$80,340	$140,740
Receivables, net	142,610	125,630
Inventories	173,740	152,450
Prepaid expenses and other current assets	20,130	12,950
Total current assets	416,820	431,770
Property and equipment, net	271,960	265,630
Operating lease right-of-use assets	49,170	50,650
Goodwill	332,280	315,490
Other intangibles, net	189,500	196,730
Deferred income taxes	13,370	9,740
Other assets	28,790	33,630
Total assets	$1,301,890	$1,303,640
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$93,370	$87,800
Accrued liabilities	56,850	58,980
Operating lease liabilities, current portion	8,320	8,120
Total current liabilities	158,540	154,900
Long-term debt, net	394,500	393,820
Operating lease liabilities	42,740	43,780
Deferred income taxes	21,260	21,260
Other long-term liabilities	50,280	59,030
Total liabilities	667,320	672,790
Total shareholders' equity	634,570	630,850
Total liabilities and shareholders' equity	$1,301,890	$1,303,640

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net sales	$218,530	$222,420	$680,520	$648,140
Cost of sales	(170,200)	(163,980)	(517,800)	(480,340)
Gross profit	48,330	58,440	162,720	167,800
Selling, general and administrative expenses	(32,110)	(27,620)	(94,480)	(90,170)
Net gain (loss) on dispositions of assets	4,760	—	4,540	(130)
Operating profit	20,980	30,820	72,780	77,500
Other expense, net:
Interest expense	(3,600)	(3,440)	(10,510)	(11,110)
Debt financing and related expenses	—	—	—	(10,520)
Other income (expense), net	860	(540)	850	(800)
Other expense, net	(2,740)	(3,980)	(9,660)	(22,430)
Income before income tax expense	18,240	26,840	63,120	55,070
Income tax expense	(4,940)	(7,250)	(15,790)	(10,580)
Net income	$13,300	$19,590	$47,330	$44,490
Basic earnings per share:
Net income per share	$0.32	$0.46	$1.12	$1.03
Weighted average common shares—basic	41,995,027	42,889,922	42,363,919	43,061,707
Diluted earnings per share:
Net income per share	$0.32	$0.45	$1.11	$1.03
Weighted average common shares—diluted	42,181,440	43,094,099	42,590,777	43,345,777

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$47,330	$44,490
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
(Gain) loss on dispositions of assets	(4,540)	130
Depreciation	25,340	23,740
Amortization of intangible assets	14,600	16,150
Amortization of debt issue costs	680	740
Deferred income taxes	(6,950)	3,480
Non-cash compensation expense	7,680	7,320
Debt financing and related expenses	—	10,520
Increase in receivables	(14,830)	(23,260)
Increase in inventories	(18,980)	(5,850)
Increase in prepaid expenses and other assets	(1,170)	(3,830)
Increase (decrease) in accounts payable and accrued liabilities	(6,890)	450
Other operating activities	4,370	3,660
Net cash provided by operating activities, net of acquisition impact	46,640	77,740
Cash Flows from Investing Activities:
Capital expenditures	(31,840)	(29,850)
Acquisition of businesses, net of cash acquired	(64,100)	—
Cross-currency swap terminations	26,230	—
Net proceeds from disposition of property and equipment	180	160
Net cash used for investing activities	(69,530)	(29,690)
Cash Flows from Financing Activities:
Retirement of senior notes	—	(300,000)
Proceeds from issuance of senior notes	—	400,000
Proceeds from borrowings on revolving credit facilities	12,000	—
Repayments of borrowings on revolving credit facilities	(12,000)	(48,620)
Debt financing fees and senior notes redemption premium	—	(13,570)
Payments to purchase common stock	(29,960)	(18,160)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,380)	(4,690)
Dividends paid	(5,170)	—
Net cash provided by (used for) financing activities	(37,510)	14,960
Cash and Cash Equivalents:
Increase (decrease) for the period	(60,400)	63,010
At beginning of period	140,740	73,950
At end of period	$80,340	$136,960
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,480	$6,490
Cash paid for taxes	$14,620	$8,250

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Packaging
Net sales	$129,700	$138,010	$416,540	$409,730
Operating profit	$17,590	$27,340	$66,720	$76,490
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	—	760	830
Business restructuring and severance costs	480	—	3,600	1,900
Adjusted operating profit	$18,070	$27,340	$71,080	$79,220

Aerospace
Net sales	$45,420	$46,510	$137,330	$135,680
Operating profit	$4,710	$3,980	$9,300	$10,600
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	—	400	—
Business restructuring and severance costs	70	580	760	1,650
Adjusted operating profit	$4,780	$4,560	$10,460	$12,250

Specialty Products
Net sales	$43,410	$37,900	$126,650	$102,730
Operating profit	$6,760	$6,660	$20,770	$17,190

Corporate Expenses
Operating loss	$(8,080)	$(7,160)	$(24,010)	$(26,780)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	—	170	1,150	830
Business restructuring and severance costs	60	40	510	5,520
Adjusted operating loss	$(8,020)	$(6,950)	$(22,350)	$(20,430)

Total Company
Net sales	$218,530	$222,420	$680,520	$648,140
Operating profit	$20,980	$30,820	$72,780	$77,500
Total Special Items to consider in evaluating operating profit	610	790	7,180	10,730
Adjusted operating profit	$21,590	$31,610	$79,960	$88,230

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net income, as reported	$13,300	$19,590	$47,330	$44,490
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	610	620	5,020	9,680
Purchase accounting costs	—	—	1,160	830
M&A diligence and transaction costs	—	170	1,150	830
Debt financing and related expenses	—	—	—	10,520
Income tax effect of Special Items(1)	(330)	80	(1,710)	(5,830)
Adjusted net income	$13,580	$20,460	$52,950	$60,520

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Diluted earnings per share, as reported	$0.32	$0.45	$1.11	$1.03
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.01	0.02	0.12	0.22
Purchase accounting costs	—	—	0.03	0.02
M&A diligence and transaction costs	—	0.01	0.03	0.02
Debt financing and related expenses	—	—	—	0.24
Income tax effect of Special Items(1)	(0.01)	—	(0.04)	(0.13)
Pre-tax amortization of acquisition-related intangible assets	0.11	0.12	0.34	0.37
Income tax benefit on amortization of acquisition-related intangible assets(1)	(0.03)	(0.03)	(0.09)	(0.09)
Adjusted diluted EPS	$0.40	$0.57	$1.50	$1.68
Weighted-average shares outstanding	42,181,440	43,094,099	42,590,777	43,345,777
(1) Income tax effect of Special Items and amortization of acquisition-related intangible assets is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item or amortization occurred. For the three and nine month periods ended September 30, 2022 and 2021, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,
	2022			2021
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$18,950	$6,520	$25,470	$35,070	$1,180	$36,250
Less: Capital expenditures	(10,120)	—	(10,120)	(11,520)	—	(11,520)
Free Cash Flow	8,830	6,520	15,350	23,550	1,180	24,730
Net income	13,300	280	13,580	19,590	870	20,460
Free Cash Flow as a percentage of net income	66%		113%	120%		121%

	Nine months ended September 30,
	2022			2021
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$46,640	$14,090	$60,730	$77,740	$7,770	$85,510
Less: Capital expenditures	(31,840)	—	(31,840)	(29,850)	—	(29,850)
Free Cash Flow	14,800	14,090	28,890	47,890	7,770	55,660
Net income	47,330	5,620	52,950	44,490	16,030	60,520
Free Cash Flow as a percentage of net income	31%		55%	108%		92%

	September 30, 2022	December 31, 2021	September 30, 2021
Long-term debt, net	$394,500	$393,820	$393,600
Less: Cash and cash equivalents	80,340	140,740	136,960
Net Debt	$314,160	$253,080	$256,640

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2022
	Low	High
Diluted earnings per share (GAAP)	$1.62	$1.70
Pre-tax amortization of acquisition-related intangible assets(1)	0.45	0.45
Income tax benefit on amortization of acquisition-related intangible assets	(0.11)	(0.11)
Impact of Special Items(2)	0.14	0.14
Adjusted diluted earnings per share	$2.10	$2.18

(1) These amounts relate to acquisitions completed prior to September 30, 2022. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.